Exhibit 99.3

ASURE SOFTWARE, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On May 25 2017, we closed the acquisition of iSystems Holdings, LLC, a Delaware limited liability company (“Seller”), and iSystems Intermediate Holdco, Inc., a Delaware corporation (“iSystems”), pursuant to which we acquired 100% of the outstanding equity interests of iSystems for an aggregate purchase price of $55,000,000, subject to adjustment as provided in the Equity Purchase Agreement. The aggregate purchase price consists of (i) $32,000,000 in cash, subject to adjustment, (ii) a secured subordinated promissory note (“iSystems Note”) in the principal amount of $5,000,000, subject to adjustment, and 1,526,332 shares of unregistered common stock valued at $18,000,000 based on a volume-weighted average of the closing prices of our common stock during a 90-day period. The iSystems Note bears interest at an annual rate of 3.5% and matures on May 25, 2019. The unpaid principal and all accrued interest under the promissory note is payable in two installments of $2.5 million on May 25, 2018 and May 25, 2019, subject to adjustment. The Equity Purchase Agreement contains certain customary representations, warranties, indemnities and covenants. To finance the iSystems acquisition, we amended and restated our existing credit agreement to add an additional term loan in the amount of approximately $40,000,000, of which we borrowed $32,000,000 to complete the acquisition.

On May 25, 2017 we entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Compass HRM, Inc. (“Compass”) and the sellers and seller representative named therein, pursuant to which the sellers sold 100% of the outstanding shares of capital stock of Compass to us for an aggregate purchase price of $6,000,000, subject to adjustment as provided in the Stock Purchase Agreement. The aggregate purchase price consists of $4,500,000 in cash and a subordinated promissory note (“Compass Note”) in the principal amount of $1,500,000, subject to adjustment. The Compass Note bears interest at an annual rate of 3.5% and matures on May 25, 2022. The Compass Note is payable in five annual installments of $300,000 on the anniversary of the closing date, subject to adjustment. Compass is headquartered in Tampa, Florida, and provides cloud-based human resource management software, including payroll, benefits, time and attendance, and performance management. To finance the Compass acquisition, we incurred approximately $4,500,000 of additional indebtedness pursuant to an additional term loan under our Restated Credit Agreement.

Following is the purchase price allocation for the iSystems and Compass acquisitions. We based the preliminary fair value estimate for the assets acquired and liabilities assumed for this acquisition upon preliminary calculations and valuations. Our estimates and assumptions for these acquisitions are subject to change as we obtain additional information for our estimates during the respective measurement periods (up to one year from the acquisition date). The primary areas of those preliminary estimates that we have not yet finalized relate to certain tangible assets and liabilities acquired, certain legal matters and income and non-income based taxes.

We recorded the transaction using the acquisition method of accounting and recognized assets and liabilities assumed at their fair value as of the date of acquisition. The $18,540,000 of intangible assets subject to amortization consist of $480,000 allocated to noncompete agreements, $15,860,000 in customer relationships, $1,190,000 for trade names, and $1,010,000 for developed technology.

We believe meaningful synergies are expected to arise from this acquisition. This factor contributed to a purchase price that was in excess of the fair value of the net assets acquired and, as a result, we recorded goodwill. A portion of acquired goodwill will be deductible for tax purposes.

We based the allocations on fair values at the date of acquisition (amounts in thousands):

Assets Acquired	iSystems	Compass	Total
Cash & cash equivalents	$211	207	418
Accounts receivable	951	241	1,192
Restricted cash	200	-	200
Fixed assets	681	38	719
Other assets	699	33	732
Goodwill	42,096	1,929	44,025
Intangibles	15,070	3,470	18,540
Total assets acquired	$59,908	5,918	65,826

Liabilities assumed
Accounts payable	392	65	457
Accrued other liabilities	791	45	836
Deferred revenue	1,073	-	1,073
Total liabilities assumed	2,256	110	2,366

Net assets acquired	$57,652	5,808	63,460

The following unaudited pro forma condensed combined financial statements (and notes thereto) of Asure Software, Inc. assumes that the acquisitions of iSystems and Compass (and, in the case of the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016, the acquisition of Personnel Management Systems, Inc. (“PMSI”), Corporate Payroll, Inc. (Payroll Division) (“CPI”) and Payroll Specialties NW, Inc. (“PSNW”) occurred at the beginning of the periods presented.  The unaudited pro forma condensed combined financial information is derived from, and should be read in conjunction with, the consolidated financial statements of Asure Software, Inc. for the year ended December 31, 2016 filed on Form 10-K, the unaudited condensed consolidated financial statements of Asure Software, Inc. for the three months ended March 31, 2017 filed on Form 10-Q, the audited financial statements of PMSI as of and for the two years ended December 31, 2016 and 2015, the audited financial statements of CPI as of and for the two years ended December 31, 2016 and 2015, the audited financial statements of PSNW as of and for the two years ended December 31, 2016 and 2015 filed on Form 8-K/A, the audited and unaudited consolidated statements of iSystems Holdings, LLC as of and for the years ended December 31, 2016 and 2015 and three months ended March 31, 2017 and 2016 filed on Form 8-K, and the audited and unaudited financial statements of Compass HRM, Inc. as of and for the year ended December 31, 2016 and three months ended March 31, 2017 and 2016, respectively. The unaudited pro forma condensed combined financial information includes unaudited pro forma adjustments that are factually supportable and directly attributable to the iSystems and Compass acquisitions. In addition, with respect to the unaudited pro forma condensed combined financial information, the unaudited pro forma adjustments are expected to have a continuing impact on the results of Asure. The unaudited pro forma condensed combined financial information was prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805 — Business Combinations. Certain amounts in the iSystems and Compass historical financial statements have been reclassified to conform to classifications used by Asure Software, Inc.

The unaudited pro forma condensed combined statement of operations does not include non-recurring transaction costs associated with the iSystems and Compass acquisition that are no longer capitalized as part of that acquisition.

The following pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of (i) the results of operations and financial position that would have been achieved had the applicable acquisition taken place on the dates indicated or (ii) the future operations of the combined companies. The following information should be relied on only for the limited purpose of presenting what the results of operations and financial position of the combined businesses of Asure Software and iSystems and Compass might have looked like had the acquisitions taken place at an earlier date.

Asure Software, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2017 (Amounts in thousands)
	Asure Software	iSystems	Compass	Pro Forma Adjustments		Pro Forma Combined
Cash & cash equivalents	2,288	2,190	245	(3,414)	(a)	1,309
Accounts receivable-net	8,953	1,195	275	—		10,423
Inventory	530	—	—	—		530
Funds held for clients	30,544	—	—	—		30,544
Prepaid expense and other	2,012	253	93	—		2,358
Total Current Assets	44,327	3,638	613	(3,414)		45,164
Restricted cash	—	200	—	—		200
Property and equipment-net	1,809	4,688	125	—		6,622
Goodwill	31,455	16,593	—	27,432	(b)	75,480
Intangible assets-net	17,184	9,639	291	8,610	(c)	35,724
Other assets	322	64	—	—		386
Total Assets	95,097	34,822	1,029	32,628		163,576
Notes payable-current portion	2,971	61	194	3,245	(d)	6,471
Accounts payable	2,276	268	257	—		2,801
Accrued compensation and benefits	1,523	601	—	—		2,124
Other accrued liabilities	1,433	967	—	—		2,400
Client fund obligations	30,544	—	—	—		30,544
Deferred revenue- current portion	9,265	254	—	—		9,519
Total Current Liabilities	48,012	2,151	451	3,245		53,859
Deferred revenue	611	793	—	—		1,404
Deferred tax liability	—	1,029	—			1,029
Notes payable	28,165	19,280	542	22,886	(d)	70,873
Other liabilities	157	102	—	—		259
Total Liabilities	76,945	23,355	993	26,131		127,424
Common stock	90	—	—	15	(e)	105
Treasury stock	(5,017)	—	—	—		(5,017)
Additional paid-in capital	296,042	—	90	17,895	(e)	314,027
Retained earnings (deficit)	(272,934)	11,467	(54)	(11,413)		(272,934)
Other comprehensive loss	(29)	—	—	—		(29)
Total Stockholders’ Equity	18,152	11,467	36	6,497		36,152
Total Liabilities and Stockholders’ Equity	95,097	34,822	1,029	32,628		163,576

Asure Software, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2017 (Amounts in thousands, except per share data) Pro Forma

	Asure Software	iSystems	Compass	Pro Forma Adjustments		Pro Forma Combined
Total Revenues	$10,727	$3,502	$974	$(213)	(a)	$14,990

Total Cost of Sales	2,438	1,437	272	(916)	(a)	3,231
Gross Margin	8,289	2,065	702	703		11,759

Total Operating Expenses	8,659	2,137	700	(44)	(b)	11,452

Income (Loss) from Operations	(370)	(72)	2	747		307

Total Other Income (Loss)	(547)	(389)	(11)	(447)	(c)	(1,394)
Pre-Tax Income (Loss)	(917)	(461)	(9)	300		(1,087)
Income Tax Provision	(142)	(91)	-	-		(233)
Net Income (Loss)	$(1,059)	$(552)	$(9)	$300		$(1,320)

Basic and Diluted Net Loss per Share:
Basic	$(0.12)					$(0.13)
Diluted	$(0.12)					$(0.13)

Weighted Average Basic and Diluted Shares:
Basic	8,627					10,265
Diluted	8,627					10,265

Asure Software, Inc.
Unaudited Pro Forma Condensed Statement of Operations

For the Twelve Months Ended December 31, 2016
(Amounts in thousands, except per share data)

	Asure Software	PMSI	PSNW	CPI	iSystems	Compass	Pro Forma Adjustments		Pro Forma Combined
Total Revenues	$35,542	$4,585	1,682	$1,623	$12,801	$3,538	$(1,995)	(a)	$57,776

Total Cost of Sales	8,117	1,035	416	496	5,654	699	(2,615)	(a)	13,802
Gross Margin	27,425	3,550	1,266	1,127	7,147	2,839	620		43,974

Total Operating Expenses	26,198	3,106	1,248	1,487	9,563	3,096	(1,666)	(b)	43,032

Income (Loss) from Operations	1,227	444	18	(360)	(2,416)	(257)	2,286		942

Total Other Income (Loss)	(2,010)	(58)	26	-	(1,493)	(45)	(2,516)	(c)	6,096
Pre-Tax Income (Loss)	(783)	386	44	(360)	(3,909)	(302)	(230)		(5,154)
Income Tax Provision	(189)	-	-	-	(367)	-	-		(556)
Net Income (Loss)	$(972)	$386	44	$(360)	$(4,276)	(302)	$(230)		$(5,710)

Basic and Diluted Net Loss per Share:
Basic	$(0.15)								$(0.59)
Diluted	$(0.15)								$(0.59)

Weighted Average Basic and Diluted Shares:
Basic	6,533								9,697
Diluted	6,533								9,697

(The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information of Asure Software, Inc.)

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet:

Gives effect to or reflects the following:

(a)	The elimination of assets in iSystems Holdings LLC not acquired by Asure Software, Inc.

(b)	The estimated value of goodwill recorded in conjunction with the iSystems and Compass acquisitions.

(c)	The estimated value of intangibles recorded in conjunction with the iSystems and Compass acquisitions.

(d)	The estimated fair value of the subordinated promissory note issued to the Seller in the iSystems and Compass acquisitions and the additional term loan under the Restated Credit Agreement.

(e)	The estimated fair value of Asure Software common stock issued to the Seller in the acquisition of iSystems.

Notes to Unaudited Pro Forma Condensed Combined Income Statement:

Gives effect to or reflects the following:

(a)	The elimination of intercompany revenue and cost of sales between Asure Software, Inc., CPI and PSNW.

(b)
The adjustments to the historical intangible amortization expense resulting from the effects of the preliminary purchase price associated with the acquisitions of PMSI, CPI, PSNW, iSystems, and Compass. The final allocation of the actual purchase price is subject to the final valuation of the acquired assets, but that allocation is not expected to differ materially from the preliminary allocation presented in this pro forma condensed combined financial information.

(c)	The adjustments for interest expense on acquisition related debt and transaction costs incurred pursuant the acquisitions of PMSI, CPI, PSNW, iSystems, and Compass.